Exhibit 3.3

Andalusian Credit Company, LLC

Amended and Restated

Limited Liability Company Agreement

Dated as of December 21, 2023

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(continued)

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(continued)

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Signature Pages of Members	32

Appendix I Definitions	I-1

Schedule A Schedule of Managers	A-1

Schedule B Schedule of Officers	B-1

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AMENDED AND RESTATED

Limited Liability Company Agreement

Of

Andalusian Credit Company, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Andalusian Credit Company, LLC (the “Company”) is made and entered into as of December 21, 2023 by and among the Company, Andalusian Credit Partners, LLC, a Delaware limited liability company (the “Initial Member,” the “Adviser,” or “ACP”), as a Member, and the other Persons listed in the books and records of the Company as Members of the Company. This Agreement amends and restates the previous Limited Liability Company Agreement of the Company, dated as of October 23, 2023 (the “Original Agreement”).

WHEREAS, pursuant to Section 12.1(a) of the Original Agreement, the Board wishes to amend and restate the Original Agreement in its entirety and enter into this Agreement, which shall be binding on the Members.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to continue the Company and hereby amend and restate the Original Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE 1 — DEFINITIONS

Section 1.1         Definitions. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in APPENDIX I hereto. APPENDIX I also indicates other sections of this Agreement in which certain other terms used in this Agreement are defined.

ARTICLE 2 — ORGANIZATION; POWERS

Section 2.1         Formation of Limited Liability Company.

(a)        Formation. The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation, which was filed with the Secretary of State of the State of Delaware on October 17, 2022 (as amended from time to time hereafter, the “Certificate”) and from its formation was governed by the Original Agreement.

(b)        Admission. Each Person who is to be admitted as a Member pursuant to this Agreement shall accede to this Agreement by, and shall be admitted to the Company as a Member upon, executing a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement following the Company’s acceptance of such document, and a counterpart signature page to this Agreement, which shall not require the consent or approval of any other Member. The Company shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission. Each such agreement and/or document described in this Section 2.1(b) may be executed on behalf of a Member by an authorized representative of the Company, as attorney-in-fact for such Member, with the same force and effect as if executed directly by the Member.

(c)        Name. The name of the Company is Andalusian Credit Company, LLC.

(d)        Address. The registered office of the Company in the State of Delaware, and the registered agent for service of process on the Company at such address, shall be as specified in the Certificate or as is designated by the Member from time to time in accordance with the Delaware Act. The principal place of business of the Company shall be 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078, or such other place as the Company may determine from time to time.

Section 2.2         Purpose; Powers. In furtherance of the investment objectives of the Company, the Company may engage in any lawful act or activity for which limited liability companies may be formed under the laws of the State of Delaware and shall have all the powers available to it as a limited liability company formed under the laws of the State of Delaware. The activities of the Company will be limited to actions permitted for a business development company (“BDC”) that operates as a regulated investment company (“RIC”).

ARTICLE 3 — MEMBERS, VOTING, AND CONSENTS

Section 3.1         Names, Addresses and Subscriptions. The name, address and e-mail address, the number of Shares held and the Capital Contribution (as defined below) of each Member are set forth in the books and records of the Company. The Company shall maintain such books and records in a manner consistent with this Agreement and shall cause such books and records to be revised to reflect (a) the admission of any additional or substituted Member occurring pursuant to the terms of this Agreement, (b) the withdrawal, or partial withdrawal, of any Member pursuant to the terms of this Agreement, (c) any change in the identity, address or e-mail address of a Member, or (d) any changes in the number of Shares owned or the Member’s Capital Contribution occurring pursuant to the terms of this Agreement.

Section 3.2         Status of Members.

(a)        Limited Liability. No Member or Former Member (as defined below), in its capacity as such, shall be liable for any of the debts, liabilities or obligations of the Company except as provided in this Section 3.2(a) and to the extent otherwise required by law. Each Member and Former Member shall be required to pay to the Company (i) any Capital Contributions that it has agreed to make to the Company pursuant to this Agreement or the applicable Subscription Agreement; and (ii) the unpaid balance of any other payments that it is expressly required to make to the Company pursuant to this Agreement or pursuant to the applicable Subscription Agreement, as the case may be.

As used in this Agreement, “Former Members” refers to such Persons who hereafter, from time to time, cease to be Members pursuant to the terms and provisions of this Agreement.

(b)        Effect of Death, Dissolution or Bankruptcy. Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of Section 10.2(b) unless and until such Person is admitted as a substituted Member pursuant to Section 10.2. Any Transfer of the Shares so acquired by such successor, estate or legal representative shall be subject to the requirements of Article 10.

(c)        No Control of Company. Except as otherwise provided herein, no Member shall have the right or power to: (i) withdraw its Capital Contribution to the Company; (ii) to the maximum extent permitted by law, cause the dissolution and winding up of the Company; or (iii) demand property in return for its Capital Contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

Section 3.3         Admission of New Members; Capital Contributions.

(a)        Subsequent Closings. The Company expects to hold closings subsequent to the Initial Closing Date (each date on which a subsequent closing is held, a “Subsequent Closing Date”) and issue additional Shares (including Shares of any New Class (as defined below)) to any Member (including any Additional Member (as defined below)) on terms and conditions as determined by the Board (as defined below); provided, however, that no Member shall be required to purchase such additional Shares. Members will be required to fund drawdowns to purchase additional Shares of the Company up to the amount of their respective Capital Commitments each time the Company delivers a drawdown notice, which will be at least ten (10) Business Days prior to funding (“Drawdown Notice”). The Company intends to solicit subscriptions for additional Capital Commitments for a period of five years from October 31, 2023 (the date that the Company first issued a Drawdown Notice, the “Initial Investment Period”), after which the Company expects to conduct a Liquidity Event, as defined below. Investment Period may be extended by the Board as it may deem appropriate.

If the Company enters into a Subscription Agreement with one or more investors after the initial capital drawdown from investors (the “Initial Drawdown” and the date on which the Initial Drawdown occurs, the “Initial Drawdown Date”), each such investor may, at the discretion of the Board, be required to make purchases of Shares (each, a “Catch-Up Purchase”) on one or more dates to be determined by the Company. The aggregate purchase price of the Catch-Up Purchases will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed the same percentage of its Capital Commitment to the Company as all Members whose subscriptions were accepted at previous closings. Catch-Up Purchases will be made at a per-share price as determined by our Board (including any committee thereof), which price will be determined prior to the issuance of such Shares and in accordance with the limitations under Section 23 of the Investment Company Act. In order to more fairly allocate organizational and other expenses among all of our Members, investors subscribing after the Initial Drawdown may be required to pay a price per share above net asset value reflecting a variety of factors, including, without limitation, the total amount of our organizational and other expenses amortized and/or incurred between the date of the Initial Drawdown and the relevant subsequent capital drawdown.

In addition to all legal remedies available to the Company, failure by a Member to purchase additional Shares when capital is called in respect of a Member’s Capital Commitment will (following a cure period of seven (7) Business Days) result in that Member being subject to certain default provisions set forth in Section 7.2(e) of this Agreement. Defaulting Members may also forfeit their right to participate in purchasing additional Shares on any future drawdown date or otherwise participate in any future investments in Shares.

(b)        Additional Members. One or more additional Members of any New Class or of any existing class of Shares (each an “Additional Member”) may be admitted by the Board into the Company at any time by acquiring Shares in accordance with this Agreement. Any Shares acquired by an Additional Member shall be Shares or Shares of a New Class, as determined by the Board in its discretion. In furtherance of the foregoing, the Members acknowledge and agree that the Company anticipates issuing Shares and/or Shares of a New Class to certain Persons in connection with subsequent closings as set forth in Section 3.3(a). Prior to the admission of any Additional Member, such Additional Member shall execute a written agreement pursuant to which such Additional Member shall agree to be bound by all of the terms and provisions of this Agreement applicable to Members and shall deliver such additional documentation to the Company as the Board shall reasonably require to admit such Additional Member to the Company.

Section 3.4         Management and Control of Company.

(a)        Board of Managers.

(i)        The number of members of the Company’s board of managers (each a “Manager” and collectively, the “Board of Managers” or the “Board”) will be set by the Board. The affirmative vote of a plurality of the votes cast by Members present in person or by proxy at a meeting of Members held for the purpose of electing a nominee to the Board of Managers and entitled to vote at such meeting is required to elect a nominee to the Board of Managers. The Board may amend the required vote to elect a nominee to the Board of Managers. Managers need not be Members. The Board may designate a Chair of the Board (the “Chair of the Board”), who shall preside over the meetings of the Board of Managers and meetings of the Members, lead the Board of Managers in fulfilling its responsibilities as set forth in this Agreement, and determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Managers. The Board may permit a third-party observer, including a representative of a Member, to attend a Board of Managers meeting. In the absence of the Chair of the Board, meetings of the Board of Managers and meetings of the Members shall be presided over by the principal executive officer of the Company to the extent he or she is a Manager, or in the absence of the Chair of the Board of Managers and the principal executive officer, by such other person as the Board of Managers may designate or the Managers present may select.

(ii)        Regular meetings of the Board may be held at such places and times as shall be determined from time to time by the Board. Special meetings of the Board may be called by the principal executive officer or a majority of the entire Board of Managers. Notice thereof stating the place, date and hour of the meeting shall be given to each Manager either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, facsimile or e-mail on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Notice of any special meeting of the Board of Managers shall be delivered personally or by telephone, electronic mail, facsimile transmission, U.S. mail or courier to each Manager at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least twenty-four (24) hours prior to the meeting. Notice by U.S. mail shall be given at least three (3) days prior to the meeting. Notice by courier shall be given at least two (2) days prior to the meeting. Telephone notice shall be deemed to be given when the Manager or his or her agent is personally given such notice in a telephone call to which the Manager or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Company by the Manager. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Company by the Manager and receipt of a completed answer-back indicating receipt. Notice by U.S. mail shall be deemed to be given when deposited in the U.S. mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be stated in the notice, unless specifically required by statute or this Agreement. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

(iii)        A majority of the total number of Managers shall constitute a quorum for the transaction of business. Except as otherwise provided by law or by this Agreement, an act of the Board of Managers requires the vote of a majority of Members present in-person at any meeting of the Members or via written consent. In the absence of a quorum, a majority of the Managers present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

(iv)      Unless otherwise restricted by this Agreement, any one or more members of the Board or any committee thereof may participate in a meeting of the Board or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can be heard and hear each other simultaneously. Participation by such means shall constitute presence in person at a meeting.

(v)        Unless otherwise restricted by this Agreement, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee; provided, however, that, absent applicable Securities and Exchange Commission (“SEC”) exemptive relief, this Section 3.4(a)(v) shall not apply to any action of the Board that requires the vote of the Managers to be cast in person at a meeting pursuant to the Investment Company Act.

(vi)        As of the date of this Agreement, the names of Managers are set forth on SCHEDULE A. Each Manager will hold office until his or her successor is duly elected and qualifies, or until his or her death, resignation, retirement, disqualification or removal.

(vii)      A majority of the Managers will at all times consist of Managers who are not “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) (the “Independent Board Members”).

(viii)     Any Manager may resign at any time by submitting his or her written resignation to the Board or secretary of the Company. Such resignation shall take effect at the time of its receipt by the Company unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective. Any or all of the Board members may be removed by the affirmative vote of a majority of the full Board. Any Manager may be removed with or without cause by a majority vote of the Board then in office.

(ix)        Except as otherwise provided by applicable law, including the Investment Company Act, any newly created manager position on the Board that results from an increase in the number of Board members, and any vacancy occurring in the Board that results from the death, resignation, retirement, disqualification or removal of a Board member or other cause, shall be filled by exclusively by the appointment and affirmative vote of a majority of the remaining Board members in office. Any Board member elected to fill a vacancy or newly created manager position on the Board shall hold office for the remainder of the full term of such position in which the vacancy occurred and until a successor is duly elected and qualified, or until his or her death, resignation, retirement, disqualification or removal.

(x)        Subject to the limitations of Section 17(h) of the Investment Company Act, a member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Company and upon such information, opinions, reports or statements presented to the Company by any of the Officers (as defined below) or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(xi)        Classes of Board of Managers. Prior to an Exchange Listing, the Board of Managers shall consist of one class. Immediately prior to an Exchange Listing, the Board of Managers shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of all Class I, Class II and Class III Managers shall expire one year, two years and three years, respectively, from the date on which the Board was classified. In all cases, each Manager’s term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier death, resignation, retirement, disqualification or removal. Additional positions on the Board resulting from an increase in the number of Managers shall be apportioned among the classes as equally as possible. At each meeting of Members, a number of Managers equal to the number of Managers of the class whose term expires at the time of such meeting (or, if less, the number of Managers properly nominated and qualified for election) shall be elected to hold office until the three (3) year anniversary of such election. At each election, Managers chosen to succeed those whose terms then expire shall be of the same class as the Managers they succeed, unless by reason of any intervening changes in the authorized number of Managers, the Board shall designate one or more Manager positions whose term then expires as Manager positions of another class in order to more nearly achieve equality of number of Managers among the classes. Notwithstanding that the three classes shall be as nearly equal in number of Managers as possible, in the event of any change in the authorized number of Managers, each Manager then continuing to serve as such shall nevertheless continue as a Manager of the class of which such Manager is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created Manager position may, consistently with the provision that the three classes shall be as nearly equal in number of Managers as possible, be allocated to any class, the Board shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

(b)        Committees of Board of Managers.

(i)        The Board may designate one or more committees, including but not limited to, an Audit Committee (the “Audit Committee”), a Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”), and an Independent Board Members Committee (the “Independent Board Members Committee”), each such committee to consist of one or more of the Board members of the Company.

(ii)        The Audit Committee will be responsible for selecting the Company’s independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of the Company’s financial statements, preapproving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing the Company’s annual financial statements and periodic filings, overseeing internal audit staff, if any, and receiving the Company’s audit reports and financial statements. At least one member of the Audit Committee will be designated by the Board as an “audit committee financial expert” under the rules of the SEC. Each member of the Audit Committee shall be an Independent Board Member.

(iii)        The Nominating and Corporate Governance Committee will be responsible for selecting, researching and nominating qualified nominees to be elected to the Board, selecting qualified nominees to fill any vacancies on the Board or a committee of the Board (consistent with criteria approved by the Board), developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing the evaluation of the Board and management. Each member of the Nominating and Corporate Governance Committee shall be an Independent Board Member.

(iv)       The Independent Board Members Committee will be responsible for assessing the flow of information between the Company’s management and the Board and overseeing the annual approval process of the Investment Advisory Agreement. The Independent Board Members Committee is also responsible for addressing conflict of interest matters, including but not limited to the approval, as applicable, of certain co-investment transactions as may be contemplated by the Company’s co-investment exemptive relief, review, negotiate and approve the Advisory Agreement, directing the retention of any consultants that the Board may deem necessary or appropriate, review and approve the Administration Agreement (as defined below) with the Company’s administrator and undertake such other duties and responsibilities as may from time to time be delegated by the Board.

(v)        Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. All committees of the Board shall keep minutes of their meetings and shall report their proceedings to the Board when requested or required by the Board. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of the greater of one-third or two (2) members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two (2) members, in which event one member shall constitute a quorum, and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

(c)        Management by the Board.

(i)        The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise provided by law. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board.

(ii)        The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a President, a Chief Executive Officer, a Chief Operating Officer, a Treasurer, a Chief Financial Officer, a Secretary, a Chief Compliance Officer and any other officer of the Company the Board determines to be necessary or advisable (collectively, the “Officers”). The names of each Officer and such Officer’s position as of the date hereof are listed on SCHEDULE B.

(iii)       The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

(iv)       Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 3.4(c) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 3.4(c). Any number of titles may be held by the same person. Any delegation pursuant to this Section 3.4(c) may be revoked at any time by the Board.

(v)        The Board may authorize any Person, including any Officer, to sign on behalf of the Company.

(d)        Powers of Board. Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including the power to cause the Company to (i) make any elections available to the Company under applicable tax or other laws, (ii) make any investments permitted under this Agreement, (iii) satisfy any Company obligations, or (iv) make any disposition of Company assets. Notwithstanding any other provision of this Agreement, without the consent of any Member or other Person being required, subject to the Investment Company Act and applicable law, the Company is hereby authorized to execute, deliver and perform, and the Officers are, and each hereby is, authorized to execute and deliver, (x) a Subscription Agreement with each Member, (y) the Investment Advisory Agreement, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

Section 3.5         Activities of Members. Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement and applicable laws (including the Investment Company Act), any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and Affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any Affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this Section 3.5 or to any fees, income, profits or goodwill derived from such activities.

Section 3.6         Meetings of Members.

(a)        Place of Meetings. All meetings of the Members for any purpose shall be at any such place as shall be designated from time to time by the Board and stated in the notice of meeting or in a duly executed waiver of notice thereof.

(b)        Meetings. Meetings of Members may be called by the Board, the Chair of the Board or the principal executive officer and by the holders of at least 10% of the Company’s Shares, in accordance with this Agreement. The Board may postpone, adjourn, reschedule or cancel any meeting of Members previously scheduled.

(c)        Business at Meetings. For each meeting, only business specified in the Company’s notice of meeting (or any supplement thereto) may be conducted at such meeting.

(d)        Quorum; Adjournments. Unless otherwise required by law, Members holding a majority of the Shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the number present and entitled to vote with respect to any particular proposal but will not be counted as a vote in favor of such proposal. Any matter properly before the meeting or to be acted on via written consent shall be deemed approved if it receives the affirmative vote of a majority of those present and/or entitled to vote on such matter, as applicable, except as otherwise required by applicable law.

If such quorum shall not be present or represented by proxy at any meeting, then either the chair of the meeting or Members entitled to vote thereat (present in person or represented by proxy) shall have the power to adjourn a vote from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty (30) days, or, if after adjournment a new record date is set, then a notice of the adjourned meeting shall be given to each Member entitled to vote at the meeting.

(e)        Remote Participation. Unless otherwise required by law, Members may participate in a meeting of the Members by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can be heard and hear each other simultaneously, and participation by such means shall constitute presence in person at a meeting.

Section 3.7         Waiver of Notice. A written waiver of any notice, signed by a Member or Board member, or waiver by electronic transmission by such person, whether given before or after the time of the event for which such notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting (in person or by remote communication) shall constitute waiver of notice, except attendance for the express purpose at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 3.8         Member Voting and Consents. Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if properly raised in accordance with this Agreement and taken upon the written vote at a meeting held for such purpose or via written consent of those Members (or those Members included in such class or group) whose Shares represent the specified percentage of the aggregate outstanding Shares of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Share held on all matters submitted to a vote of the Members.

Section 3.9         Advance Notice of Member Nominees for Board Member. The Board may in its sole discretion, from time to time, adopt appropriate provisions, including as part of this Agreement, with respect to advance notice requirements for proposals including the nomination of Board member candidates to be brought before a meeting.

ARTICLE 4 — INVESTMENTS AND ACTIVITIES

Section 4.1         Borrowing.

(a)        General. The Company shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives), including, but not limited to: (i) to incur and maintain indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit (“Financings”), (ii) to incur and maintain other obligations (including in connection with derivative financial instruments), (iii) to arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations or guarantees, (iv) to pledge or assign or otherwise make available credit support for any such Financings, other obligations or guarantees, (v) to become contingently liable with respect to indebtedness for borrowed money of any Person, and (vi) to enter into agreements, instruments and documents and take all other actions as the Company deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations or guarantees, in each such case. Without limiting the generality of the foregoing, the Company is authorized, at its option and without notice to or consent of any Member, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a security interest to any Lender or other holders other obligations or guarantees of the Company any or all assets of the Company, including investments held by the Company (“Portfolio Investments”) and deposit or other accounts into which Capital Contributions are credited or deposited (the “Assets”).

In furtherance thereof and without limiting the generality thereof, the Company may, in each case subject to such other conditions as the Company may reasonably determine, (a) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Company, or in such other capacity as the Company may specify (i) to exercise any right or remedy of the Company under this Agreement in respect of any Asset and (ii) to enforce the Members’ obligations under their respective Subscription Agreements and this Agreement, and (b) take any other action the Company reasonably determines to be necessary for the purpose of providing such credit support (collectively, clauses (a) and (b), the “Lender Powers”); provided, that any exercise of such Lender Powers shall be made in accordance with this Agreement. In addition, the Company is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, or holders of other obligations or guarantees, including any agent or trustee acting on their behalf, financial information related to such Member and other documentation reasonably and customarily required to incur or assume such indebtedness, subject to applicable law, and in connection therewith, each Member hereby agrees to cooperate with the Company with respect to the provision of such information and documentation.

Subject to applicable law, the Company is authorized to enter into and maintain guarantees and other credit support of Financings of subsidiaries and other Persons in which the Company has an interest or otherwise be liable on a joint and several basis and any such obligations in connection therewith may be cross-guaranteed as the Board determines is necessary or convenient in the conduct or promotions of the activities or business of the Company.

(b)        Beneficiary Rights. Notwithstanding anything herein to the contrary, any Lender or other Person granted a lien with respect to any of the Assets and/or the right to exercise any Lender Power shall be an intended beneficiary of this Agreement and shall be entitled to enforce the provisions of this Section 4.1.

Section 4.2         Distributions. The Board shall have the authority and discretion to declare distributions (both in cash and pursuant to the DRP), subject to applicable law. The Company will distribute all amounts necessary to continually qualify as a RIC. Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act. Any distribution of securities shall be subject to such conditions and restrictions as the Board determines are required or advisable to ensure compliance with applicable law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution.

Upon liquidation of the Company pursuant to Article 9, the Company’s remaining net assets will be distributed among Members equally on a per Share basis (subject to the payment of the fees pursuant to the Investment Advisory Agreement, the reimbursement of expenses and other fees pursuant to the Administration Agreement, and other Company expenses).

ARTICLE 5 — CERTAIN RIGHTS AND PREFERENCES OF SHARES

Section 5.1         Classes of Shares. The Shares of the Company that are outstanding and/or available for issuance will consist of Shares, the preferences (if any), limitations and relative rights with respect to which will be as provided in this Agreement. The Shares are membership interests in the Company. The Board may create additional classes of Shares (each such class, a “New Class”) having such relative rights, powers and duties as may from time to time be established by the Board, subject to applicable law.

Section 5.2         Shares. Except as otherwise provided herein, all Shares shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of the Shares will have the voting rights and the distribution rights of Members described herein.

ARTICLE 6 — FEES AND EXPENSES; ADVISORY AGREEMENT; ADMINISTRATION AGREEMENT

Section 6.1         Company Expenses. The Company’s expenses are as set forth in the PPM as of the Initial Closing Date. The Company will bear all Organizational and Offering Expenses; provided, however, that the Company shall not bear initial Organizational and Offering Expenses associated with the private offering of its Shares in an amount greater than 1.50% of aggregate Capital Commitments to the Company over the initial four-year period following the Initial Closing Date (the “Cap”).

Section 6.2         Investment Advisory Agreement. The Company shall enter into an Investment Advisory Agreement with the Adviser for investment advisory and management services.

Section 6.3         Administration Agreement. The Company shall enter into an Administration Agreement with Andalusian Credit Partners, LLC (in such capacity, the “Administrator” or “ACP”) for furnishing the Company with administrative services necessary to conduct its day-to-day operations. Under the terms of the Administration Agreement, the Administrator may retain a sub-administrator to provide certain administrative services to the Company.

ARTICLE 7 — CAPITAL OF THE COMPANY

Section 7.1         Capital Commitments. Each Member shall make a Capital Commitment to the Company in the amount reflected in its Subscription Agreement.

Section 7.2         Capital Contributions.

(a)        Drawdown. Capital Commitments will generally be drawn (such amounts, the “Drawn Amounts”) from the Members by the Company as needed, upon not less than ten (10) Business Days’ prior written notice, in such amounts as will be required by the Company in its sole discretion (each, a “Drawdown”). Each Member shall remit to the Company the amount specified in such Drawdown Notice on or before the due date specified therein. Each Drawdown Notice shall specify the aggregate amount then being called for the Company, and the portion thereof to be contributed by each Member (each, a “Capital Contribution”). In connection with each Drawdown, the Members will receive a pro-rata number of Shares in accordance with the remaining Capital Commitments of all Members in accordance with Section 23(b) of the Investment Company Act. Pending investment or the payment of Company Expenses, the Adviser may hold such funds in any form it shall choose, including without limitation (a) in a non-interest bearing bank account of the Company; (b) in a money market or similar cash management account; or (c) in a short term certificate of deposit or in government securities.

(b)        Use of Available Cash to Company Drawdowns. The Adviser may determine to hold back and use available cash that otherwise would be distributable to a Member pursuant to Section 4.2 of this Agreement to pay all or part of any Capital Contribution that would otherwise be required to be made by such Member or to satisfy other obligations properly incurred in accordance with this Agreement. The amount of such available cash so held back shall be deemed to have been distributed to such Member and then re-contributed to the Company by such Member as a Capital Contribution for the purpose to which it is applied.

(c)        Re-Investment of Proceeds. During the Initial Investment Period, the Adviser may, in its sole and absolute discretion, retain the cost basis of any investment in a Portfolio Company made by the Company that is the subject of a sale, refinancing or other realization event during the Initial Investment Period, notwithstanding anything to the contrary in Section 4.2 of this Agreement. Notwithstanding the foregoing, after the end of the Initial Investment Period (including, for the avoidance of doubt, through the completion of the dissolution, winding up and termination of the Company), no Capital Contribution shall be required to be paid except: (A) to cover Company Expenses, including amounts payable under the Investment Advisory Agreement, indemnification obligations and Company Expenses related to Portfolio Investments; (B) to fund Portfolio Investments and Company Expenses related to Portfolio Investments as to which the Company has entered into a commitment, definitive agreement, letter of intent, memorandum of understanding or similar document prior to the end of the Initial Investment Period; (C) to repay amounts owing under any Financings; (D) to enter into any hedging transactions and to repay amounts owed under any such hedging transactions; and (E) in addition to the foregoing, to fund reserves for any of the purposes described in sub-clauses (A) through (D) hereof (collectively with (A) through (D), “Permitted Uses”.) Notwithstanding the foregoing, no follow-on Portfolio Investments will be permissible past the third anniversary of the last day of the Initial Investment Period.

(d)        Rights to Capital Contributions. Each Member acknowledges that except as specifically provided in this Agreement (a) no specific time has been agreed upon for the repayment of Capital Contributions, (b) no interest or other rate of return shall accrue on any Capital Contributions, (c) no Member shall have the right to withdraw or to be repaid any Capital Contribution made by it or to receive any other payment with respect to its Shares, including without limitation as a result of the withdrawal of such Member from the Company, (d) no Member shall have the right to demand or receive property other than cash in return for its Capital Contribution, and (e) no Member shall have priority over any other Member either as to the return of its Capital Contribution or as to allocations and distributions of profits, losses or distributions.

(e)        Remedies Upon Drawdown Default. In the event that a Member fails to pay all or any portion of the Drawdown or Catch-Up Purchase due from the Member on any Drawdown Date or date upon which a Catch-Up Purchase is due, as applicable (any such amount, together with the amount of the Member’s undrawn Capital Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of seven (7) Business Days, then the Company shall be permitted to declare the Member to be in default on its obligations under this Agreement (collectively with any other Members declared to be in default under a Capital Commitment, the “Defaulting Members”) and shall be permitted to pursue one or any combination of the following remedies:

(i)        Participation in Future Drawdowns. The Company may prohibit the Defaulting Member from purchasing additional Shares on any future Drawdown Date.

(ii)        Forfeiture of Shares. 25% of the Shares then held by the Defaulting Member may be automatically forfeited and transferred on the books of the Company to the other Members (other than any other Defaulting Members), pro rata in accordance with their respective number of Shares held; provided that no Shares shall be transferred to any other Member pursuant to this Section 7.2(e)(ii) in the event that such transfer would (i) violate the Securities Act, the Investment Company Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or such transfer, (ii) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, or (iii) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (the “Default Remedy Limitations”) (it being understood that this proviso shall operate only to the extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent any other Member from receiving a partial allocation of its pro rata portion of Shares); and provided, further, that any Shares that have not been transferred to one or more other Members pursuant to the previous proviso shall be allocated among the participating other Members pro rata in accordance with their respective number of Shares held. The mechanism described in this Section 7.2(e)(ii) is intended to operate as a liquidated damages provision since the damage to the Company and the other Members resulting from a default by the Defaulting Member is both significant and not easily susceptible to precise quantification. By entry into this Agreement, the Member agrees to this Section 7.2(e)(ii) and acknowledges that the automatic transfer of one quarter of its Shares constitutes a reasonable liquidated damages remedy for any default of the Member’s obligations to fund a Drawdown or Catch-Up Purchase.

(iii)        Inability to Vote. To the maximum extent permitted by applicable law, the Defaulting Member hereby makes, constitutes and appoints the Company with full power of substitution, its true and lawful proxy to exercise all voting and other rights of such Defaulting Member with respect to the Shares, at every meeting of the Members of the Company and in every written consent in lieu of such meeting in exact proportion to the votes or consents cast by Members other than Defaulting Members or, in the absence of any such Members, in the discretion of the proxy.

(iv)        Shortfall Cover. The Company will have the right to cover shortfalls arising from a Defaulting Member in any manner the Company deems appropriate, including by drawing down additional capital from non-Defaulting Members; provided that (i) the amount of any shortfall funded by a non-Defaulting Member in connection with any investment may not exceed 150% of such non-Defaulting Member’s total Capital Contributions in respect of such investment in the absence of any such shortfall; and (ii) in no event will such non-Defaulting Member’s total capital contributions exceed its aggregate Capital Commitment.

(v)        Other Remedies. The Company shall have the right to charge commercially reasonable interest on the defaulted Drawdown or Catch-Up Purchase amount and withhold distributions payable to the Defaulting Member, and may pursue any other remedies against the Defaulting Member available to the Company at law or in equity. No course of dealing between the Company and any Defaulting Member and no delay in exercising any right, power or remedy conferred in this Section 7.2(e) or now or hereafter existing at law or in equity or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. In addition to the foregoing, the Company may in its discretion institute a lawsuit against the Defaulting Member for specific performance of its obligation to pay any Drawdown and/or Catch-Up Purchase and any other payments to be made by the Defaulting Member pursuant to this Agreement and to collect any overdue amounts hereunder. Notwithstanding any other provision of this Agreement, the Member agrees (i) to pay on demand all costs and expenses (including attorneys’ fees) incurred by or on behalf of the Company in connection with the enforcement of this Agreement against the Member sustained as a result of any default by the Member and (ii) that any such payment shall not constitute payment of a Drawdown or otherwise reduce the Member’s Capital Commitment.

The Member agrees that this Section 7.2(e) is solely for the benefit of the Company and shall be interpreted by the Company against the Defaulting Member in the discretion of the Company. The Member further agrees that the Member has no right to, and shall not seek to, enforce this Section 7.2(e) against the Company or any other investor in the Company.

ARTICLE 8 — DURATION OF THE COMPANY

Section 8.1         Term and Termination of the Company. The term of the Company shall continue until the dissolution of the Company in accordance with this Section 8.1, or by operation of law. The Company shall be dissolved (i) at any time upon the affirmative vote of a majority of the full Board of Managers, (ii) if there are no Members of the Company, unless the business of the Company is continued in accordance with this Agreement or the Delaware Act, or (iii) upon the entry of a decree of judicial dissolution under the Delaware Act. Notwithstanding the foregoing, if the Company has not received an aggregate amount of $500 million of Capital Commitments by November 14, 2025 (i.e., within twenty-four (24) months of the Company's Initial Closing Date), then the Board will use commercially reasonable best efforts to wind down or liquidate and dissolve the company in accordance with Article 9 hereof.

Section 8.2         [Reserved.]

Section 8.3         Liquidity Event. Subject to any restrictions of the Investment Company Act and applicable law, the Board shall be entitled, without the approval of any Members, to cause the Company to, among other things, conduct a Liquidity Event. A “Liquidity Event” may include (1) an initial public offering (“IPO”), (2) a listing on a nationally recognized stock exchange (“Exchange Listing”) or (3) a Sale Transaction. A “Sale Transaction” means (a) the sale of all or substantially all of the Company’s assets to, or other liquidity event with, another entity or (b) a transaction or series of transactions, including by way of merger, consolidation, recapitalization, reorganization, or sale of Shares, in each case for consideration of either cash and/or publicly listed securities of the acquirer. Any such Liquidity Event may result in the Company selling, exchanging, or otherwise disposing of all or substantially all of the Company’s assets in a single transaction or series of transactions.

Section 8.4         Business Combinations. Notwithstanding Section 8.3 of this Article 8, the Company may not enter into any Business Combination with an Interested Member unless: prior to such time, the Board approved either the Business Combination or the transaction which resulted in the Member becoming an Interested Member; upon consummation of the transaction that resulted in the Member becoming an Interested Member, the Interested Member owned at least 85% of the Shares of the Company outstanding at the time the transaction commenced; or at or subsequent to such time, the Business Combination is approved by the Board and authorized at a meeting of the Members, by at least two-thirds of the outstanding voting Shares that are not owned by the Interested Member.

ARTICLE 9 — LIQUIDATION OF ASSETS ON DISSOLUTION

Section 9.1         General. Following dissolution, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. The Board as liquidator shall cause the Company to pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the Board shall determine to be in the best interest of the Members.

Section 9.2         Liquidating Distributions; Priority.

(a)        Priority. Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

(i)        First, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Company’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Company, including the payment of the fees pursuant to the Investment Advisory Agreement and the reimbursement of expenses and other fees pursuant to the Administration Agreement; and

(ii)        Thereafter, among the Members equally on a per Share basis.

(b)        Distributions In-Kind. Notwithstanding the provisions of this Section 9.2, upon the dissolution and the winding-up of the affairs of the Company, subject to applicable law and Section 4.2, the Board as liquidator may distribute ratably in-kind any assets of the Company and otherwise except in liquidation of the Company under Section 9.1, will not distribute any in-kind assets of the Company consisting of securities that are not Marketable Securities. Notwithstanding any provision of this Agreement to the contrary, the Board as liquidator may compel a Member to accept a distribution of any asset in-kind from the Company even if the percentage of the asset distributed to the Member exceeds a percentage of the asset that is equal to the percentage in which the Member shares in distributions from the Company.

Section 9.3         Duration of Liquidation. Such time as the Board determines in its sole discretion shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up.

Section 9.4         Liability for Returns. None of the liquidator, the Board, the Officers, the Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and Affiliates shall be personally liable to any Member for the return of the Capital Contributions of any Member.

Section 9.5         Post-Dissolution Investments. Notwithstanding anything to the contrary set forth in this Article 9, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Company to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company), if the liquidator believe that such additional investments are in the best interest of the Members and in furtherance of the winding up of the affairs of the Company.

ARTICLE 10 — LIMITATIONS ON TRANSFERS OF SHARES; REQUIRED TRANSFERS

Section 10.1         Transfers of Shares.

(a)        General. Prior to a Liquidity Event, a Member may not sell, assign, transfer, pledge, mortgage, hypothecate, gift, sale or otherwise dispose of or encumber (collectively, “Transfer”) its Shares, including a Transfer of solely an economic interest, in whole or in part, without the consent of the Board or Officers to whom the Board has delegated such authority and the Transfer is made in accordance with applicable securities laws. Following a Liquidity Event, Members will be restricted from selling or transferring their Shares for a certain period of time by applicable securities laws and any lockup agreement negotiated by the Company following such Liquidity Event. Any attempted Transfer of all or any part of a Member’s Shares in violation of this Agreement will be void to the maximum extent permitted by law, and any intended recipient of the Shares will acquire no rights in such and will not be treated as a Member for any purpose. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Company. No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

(b)        Reimbursement of Transfer Expenses. As a condition to the effectiveness of any Transfer, the transferor or transferee shall pay all reasonable expenses, including out-of-pocket attorneys’ fees, incurred in connection with the assignment which may be effected as an offset to amounts otherwise distributable.

Section 10.2         Admission of Substituted Members.

(a)        General. Any transferee of a Member’s Shares transferred in accordance with the provisions of this Article 10 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a Subscription Agreement and counterpart to this Agreement. Any transfer of Shares in violation of the foregoing will be void, and any intended transferee will acquire no rights in such Shares and will not be treated as a Member for any purpose.

(b)        Effect of Admission. The transferee of Shares transferred pursuant to this Article 10 that is admitted to the Company as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Capital Contribution of the transferor with respect to the applicable class of Share being transferred shall become the Capital Contribution of the transferee, to the extent of the Shares transferred. If a transferee is not admitted to the Company as a substituted Member, (i) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (ii) the transferor shall remain liable to the Company for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

(c)        Non-Compliant Transfer. If a Transfer has been proposed or attempted but the requirements of this Article 10 have not been satisfied, the Company shall not admit the purported transferee as a substituted Member but, to the contrary, shall (i) continue to treat the transferor as the sole owner of the Shares purportedly transferred in all respects, (ii) make no distributions to the purported transferee and incur no liability for distributions made in good faith to the transferor and (iii) not furnish to the purported transferee any tax or financial information regarding the Company. The Company shall also not otherwise treat the purported transferee as an owner of any Shares (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Company shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

ARTICLE 11 — LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 11.1         Limitation of Liability. To the fullest extent permitted by law, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, none of the Company’s Officers, Board members or employees or the Adviser, its Affiliates, managers, officers or employees will be liable to the Company or to any Member (each, a “Protected Person”) for (a) any action taken or omitted to be taken, or alleged to be taken or omitted to be taken, by a Protected Person or any other person with respect to the Company, including any negligent act or failure to act, except for any liability resulting from such Protected Person’s own fraud, willful malfeasance or gross negligence or (b) losses due to the negligence of brokers or other agents of the Company unless such Protected Person was responsible for the selection and/or supervision of such broker or other agent and such Protected Person acted or failed to act in such selection and/or supervision with fraud, willful malfeasance or gross negligence. Each Protected Person may consult in good faith with counsel and accountants in respect of Company affairs (including interpretations of this Agreement) and shall be fully protected and justified in any action or inaction that is taken or omitted in good faith, in reliance upon and in accordance with the advice or opinion of such counsel or accountants selected without fraud, willful malfeasance or gross negligence. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the Officers, Managers, employees, consultants, attorneys, accountants and professional advisers of the Company and the Adviser, selected without fraud, willful malfeasance or gross negligence; provided, that such counsel or accountants were provided with all facts known by the Company or the Adviser (and believed to be material) in connection with the advice being sought.

Section 11.2         Indemnification.

(a)        Indemnification of Protected Persons. To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each Protected Person from and against any and all losses, claims, damages, costs, liabilities and/or actions, suits or proceedings (whether civil, criminal, administrative or investigative and whether such action, suit or proceeding is brought or initiated by the Company or a third party), including legal fees or other expenses incurred in investigating or defending against any such losses (including trade error losses), claims, damages, costs, liabilities or actions, suits or proceedings, and any amounts expended in settlement of any claims approved by the Company and/or the Adviser (as applicable) (collectively, “Liabilities”) to which any Protected Person may become subject:

(i)        by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed on behalf of the Company, its Adviser and/or any of their respective Affiliates or otherwise in connection with the business of the Company or its investment activities;

(ii)        by reason of the fact that such Protected Person is or was acting (or omitting to act) in connection with the business of the Company or its investment activities or its investment adviser in any capacity or that it is or was serving at the request of the Company as a direct or indirect partner, stockholder, member, director, officer, employee, manager, trustee, Specified Agent and/or legal representative of any Person, including any Subsidiary or any Issuer; or

(iii)        by reason of any other act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of the Company;

unless, in each case, such Liability (x) was determined by a court of competent jurisdiction to have resulted from such Protected Person’s own fraud, willful malfeasance or gross negligence or (y) results from claims or proceedings arising solely out of internal disputes between or among direct or indirect partners of the Adviser. In addition, the Company may indemnify and hold harmless other third-party service providers of the Company unaffiliated with the Adviser only to the extent set forth in the applicable agreement with the service provider.

(b)        Reimbursement of Expenses. The Company shall promptly reimburse (upon receipt of an undertaking by or on behalf of such Protected Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 11.2, or as may otherwise be required by the Investment Company Act) each Protected Person the attorneys’ fees and other fees, costs and expenses (as incurred to the extent permitted by the Investment Company Act) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit, action or other proceeding relating to any Liabilities for which such Protected Person may be indemnified pursuant to this Section 11.2; provided, that, if it is determined by a court of competent jurisdiction that such Protected Person is not entitled to the indemnification provided by this Section 11.2, then such Protected Person shall repay such reimbursed or advanced amounts to the Company; provided, further, that no amounts shall be advanced or reimbursed with respect to disputes solely among Protected Persons. Notwithstanding the foregoing or any other provision herein, in the event that it is finally judicially determined (including by way of another applicable court of competent jurisdiction overturning a prior decision of a court of first instance) that a Protected Person did not engage in the conduct described in the final paragraph of Section 11.2(a), then the exculpation, indemnification, advancement and reimbursement terms described in Section 11.1 and this Section 11.2(b) (including such Protected Person’s entitlement to indemnification and reimbursement) shall be applied and determined based solely on such final judicial determination.

(c)        Survival and Limitation of Protection.

(i)        The provisions of this Section 11.2 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 11.2 and regardless of any subsequent amendment to this Agreement; provided, that no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(ii)        The rights of indemnification provided in this Section 11.2 shall be in addition to any rights to which a Protected Person may otherwise be entitled by contract or as a matter of law, and shall extend to each of such Protected Person’s heirs, successors and assigns.

Section 11.3         Insurance. The Company shall have power to purchase and maintain insurance (at the Company’s expense) on behalf of any person who is or was a Board member, Officer, employee or agent of the Company, or is or was serving at the request of the Company as a Board member, Officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article 11.

Section 11.4         Limitation by Law. If any Protected Person or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the limitation of liability provisions set forth in Section 11.1 and the indemnification provisions set forth in Section 11.2 shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions. Without limiting the foregoing, for so long as the Company is regulated under the Investment Company Act, the limitation of liability and indemnification provisions shall be the limited to the extent provided by the Investment Company Act and by any valid rule, regulation or order of the SEC thereunder.

ARTICLE 12 — AMENDMENTS

Section 12.1         Amendments.

(a)        By Consent. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be amended with the consent of the Board (which term includes any waiver, modification, or deletion of this Agreement) as permitted by the laws of the State of Delaware; and

(b)        Consent to Amend Special Provisions. Notwithstanding the provisions of Section 12.1(a), any provision in this Agreement that requires the consent, action or approval of a specified percentage in interest of the Members may not be amended without the consent of such specified percentage in interest of Members.

(c)        Notice. All Members will be promptly notified of any amendment to this Agreement.

ARTICLE 13 — ADMINISTRATIVE PROVISIONS

Section 13.1         Keeping of Accounts and Records; Certificate of Formation; Administrator.

(a)        Accounts and Records. At all times the Company shall keep proper and complete books of account, in which shall be entered fully and accurately the transactions of the Company. Such books of account shall be kept on the accrual method of accounting for both tax and accounting purposes and shall be maintained in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company shall also maintain: (i) an executed copy of this Agreement (and any amendments hereto); (ii) the Certificate (and any amendments thereto); (iii) executed copies of any powers of attorney pursuant to which any document described in clause (i) or (ii) has been executed by the Company; (iv) a current list of the name, address, Capital Contributions and taxpayer identification number, if any, of each Member; (v) copies of all tax returns filed by the Company; and (vi) all financial statements of the Company for each of the prior seven (7) years. These books and records shall at all times be maintained in accordance with the Adviser’s record retention policy.

(b)        Certificate of Formation. The Company has filed the Certificate for record with the appropriate public authorities and, if required, shall publish the Certificate and any amendments thereto.

Section 13.2         Notices. Any written notice herein required to be given to the Company by any of the Members shall be deemed to have been given if delivered in person or if sent by overnight courier service (for delivery within two (2) or fewer Business Days), or by email (including, for the avoidance of doubt, by e-mail containing an electronic link to a notice that such notice is electronically accessible) to the principal office of the Company, or to such other address or email address as the Company may from time to time specify by notice to the Members.

Any written notice required to be given to a Members shall be deemed to have been given if sent to such Member at the address or email address set forth in the records of the Company or such other address or email address as such Member shall have specified in writing to the Company; provided that any call for capital required to be made under Article 3 shall also comply with the specific requirements of such section and the Subscription Agreement.

Notice, payment, demand or other communication shall be deemed to be delivered, given and received for all purposes:

(i)        on the day of it being sent, where delivered in person, sent by email, and when sent on any Business Day during normal working hours at the place of receipt;

(ii)        on the following Business Day, where sent by email on any Business Day outside normal working hours or on any day which is not a Business Day; and

(iii)       on the second Business Day following the date dispatched by Federal Express, DHL or any comparable courier service.

Section 13.3         Accounting Provisions.

(a)        Fiscal Year. For U.S. federal income tax purposes, the Company’s fiscal year is the calendar year, unless otherwise required by the Code or permitted by applicable law. The Company’s fiscal year may be designated by the Board from time to time.

(b)        Independent Auditors. The Company’s independent public auditors shall be Ernst & Young LLP.

Section 13.4         Tax Information. The Company will cause to be delivered after the end of each calendar year to each Member who was a Member at any time during such calendar year and is subject to U.S. federal, state, and local tax reporting obligations, such information as may be necessary for the preparation of such Member’s U.S. federal, state, and local tax returns.

Each Member agrees that such Member will, upon request by the Company, execute any forms or documents (including a power of attorney or settlement or closing agreement), provide any information (including an appropriate completed and executed Internal Revenue Service Form W-8) and take any further action requested by the Company, and that the Company may execute any forms or documents or obtain any information on such Member’s behalf that relate to such Member’s investment in the Company, in connection with any tax matter affecting the Company.

Section 13.5         General Provisions.

(a)        Power of Attorney. Each Member, by execution of this Agreement (including by execution of counterpart signature page hereto directly or via an attorney-in-fact), hereby constitutes and appoints any duly authorized representative of the Company as its true and lawful representative and its attorney-in-fact, in its name, place and stead (i) to make, execute, sign and file any amendment to the Certificate of the Company required because of an amendment to this Agreement, in order to effectuate any change in the Members or in the Capital Contributions of the Members or otherwise, and all such other instruments, documents and certificates which may from time to time be required by the laws of the U.S., the State of Delaware, or any other state or any non-U.S. jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Company, or in connection with any tax filings of the Company, or any and all instruments, certificates, and other documents that may be deemed necessary or desirable to effect the dissolution and winding-up of the Company (including a Certificate of Cancellation of the Company’s Certificate); (ii) to make, execute, sign, deliver and acknowledge any instrument, agreement, indemnity or document of any kind (including, without limitation, deeds of accession) in connection with the in-kind distribution of and the transfer of Portfolio Investments to such Member; (iii) to effect any amendment to this Agreement adopted in accordance with its terms; (iv) to make, execute and sign any documents, instruments and certificates necessary to sell the Shares of any defaulting Member; and (v) to file, prosecute, defend, settle or compromise litigation, other claims or arbitration on behalf of the Company.

Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities, except as contemplated by clause (iii) of the immediately preceding paragraph. By way of clarification, any power of attorney granted by a Member under this Agreement is intended to be ministerial in scope and limited solely to those items permitted under the relevant grant of authority, and such powers of attorney are not intended to be a general grant of power to independently exercise discretionary judgment on the Member’s behalf or to vary the economic terms of the Member’s investment in the Company, reduce the Member’s legal liability protection, increase the Member’s liability exposure to third parties, or undertake any new obligations, undertakings or investments on behalf of the Member (in each case to the extent not already specifically provided for in this Agreement).

The power of attorney granted hereby is coupled with an interest and shall (i) be irrevocable for so long as a Member remains a Member, (ii) be deemed to be given to secure a proprietary interest of the donee of the power or performance of an obligation owed to the donee, (iii) survive and shall not be affected by the subsequent death, lack of capacity, dissolution, insolvency, termination or bankruptcy of any Member granting the same or the Transfer of all or any of such Member’s Shares, and (iv) extend to such Member’s successors, assigns and legal representatives. Each Member, at the request of the Company, shall execute additional powers of attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the Company pursuant to this power of attorney, this Agreement shall prevail. The Company may exercise this power of attorney by listing all of the Members executing any agreement, certificate, instrument, or document with the single signature of the attorney-in-fact as attorney-in-fact for all Members.

Except as otherwise specifically provided herein, the powers of attorney granted herein shall not in any manner revoke in whole or in part any power of attorney that the undersigned previously has executed. This power of attorney shall not be revoked by any subsequent power of attorney the undersigned may execute, unless such subsequent power specifically refers to this power of attorney or specifically states that the instrument is intended to revoke all prior powers of attorney.

(b)        Binding on Successors. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of the parties hereto.

(c)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act.

(d)        Severability. If it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

(e)        Submission to Jurisdiction; Venue; Waiver of Jury Trial. Unless the Company otherwise agrees in writing, any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York located in New York County or the U.S. District Court for the Southern District of New York located in New York County, and, by execution and delivery of this Agreement, each Member hereby irrevocably accepts for him or herself and in respect of his or her property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Such Member hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Member, and agrees not to plead or claim, in any legal action proceeding with respect to this Agreement in any of the aforementioned courts, that such courts lack personal jurisdiction over such Member. Such Member hereby irrevocably waives any objection that such Member may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the aforesaid courts and hereby further irrevocably, to the extent permitted by applicable law, waives his or her rights to plead or claim and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. UNLESS THE COMPANY OTHERWISE AGREES IN WRITING, THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT. THIS SECTION 13.5(e) SHALL NOT APPLY TO ANY CLAIMS BROUGHT UNDER FEDERAL SECURITIES LAWS OR THE RULES AND REGULATIONS THEREUNDER.

(f)        Waiver of Partition. Each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

(g)        Securities Law Matters. Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the interests in the Company have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and any such other applicable securities laws or an exemption from such registration is available.

(h)        Confidentiality.

(i)        Each Member agrees that, without the prior written consent of the Company (which consent may be withheld at its sole discretion), (a) it shall keep confidential and shall not copy, reproduce, sell, assign, license, market, distribute, make available, or otherwise disclose, directly or indirectly, any information relating to the Company to any person who is not involved with such Member’s investment in the Company and either (i) one of such Member’s employees, officers or directors, or an employee, officer or director of a person who controls, is controlled by or is under common control with such Member who has a need to know such information in connection with their responsibilities with such Member, (ii) an attorney, consultant or accountant engaged by such Member, or (iii) a person agreed to in writing by the Member and the Company, and (b) such Member shall not use any information relating to the Company for any purpose (other than the evaluation of Shares and the Company, the preparation of such Member’s tax returns and the evaluation of the performance of such Member’s investment in the Company), including to effect or replicate any transactions described in any report or information relating to the Company received by the Member. Each Member also agrees that they will not obtain or attempt to obtain (lawfully or unlawfully) any information, that a reasonable person would consider personal, pertaining to another Member of the Company.

(ii)        Each Member further agrees that (a) it shall ensure that any such recipient is made aware of, and adheres to, the terms of this Section 13.5(h), (b) it shall be responsible for any disclosure of any such information by any such person in contravention of the terms of this Section 13.5(h), unless it obtains the prior written consent of the Company or such disclosure is permitted as described below, (c) it is at all times subject to such Member’s obligation to act, and to cause persons to whom such Member may disclose information pursuant to this Section 13.5(h) to act, in accordance with applicable laws and regulations relating to the receipt or use of such information including, without limitation, those governing insider dealing or trading, market abuse and market manipulation, and (d) the Company may, in its sole discretion, refuse such Member’s request to furnish any correspondence, documents or other information relating to the Company to any person not described in (a), (b) or (c) above.

(iii)        Each Member agrees to comply with all laws, including securities laws, concerning confidential information, and such Member agrees that it shall not trade in the securities of any issuer about which such Member receives material non-public information in connection with its investment in the Company or in its capacity as a Member and shall refrain from such trading until any material non-public information no longer constitutes material non-public information.

(iv)       Each Member hereby represents and warrants that, except as disclosed to the Company in writing, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas administrative proceedings or the US Freedom of Information Act, or any comparable laws or regulations of any US or non-US jurisdiction) requiring such Member to disclose (on receipt of a request to do so or otherwise) any information relating to the Company or their investment in the Company (collectively, “Disclosure Laws”).

(v)        The terms of this Section 13.5(h) shall apply indefinitely to information related to the Company except to the extent (a) such information is in the public domain (other than as a result of any action or omission of a Member or any person to whom such Member has disclosed such information) or (b) such information in the opinion of legal counsel of the Member (which such legal counsel, in the case of a Member which is an institutional investor, may be staff or in-house counsel regularly employed by such institutional investor) is required by applicable law or regulation to be disclosed, in which case Member shall first notify the Company of such requirement (unless such notification is prohibited by law) so that the Company may pursue a protective order or other appropriate remedy or waive compliance with the terms of this Section 13.5(h), and if a protective order or other appropriate remedy is not obtained, or if the Company waives compliance with the terms of this Section 13.5(h), then such Member shall disclose only that portion of confidential information such Member is advised by counsel is legally required to be disclosed and shall use its commercially reasonable efforts to protect the confidentiality of such information disclosed, including by requesting that confidential treatment be accorded such information. In addition, upon receipt by the Company of written notice from such Member of a public disclosure request, the Company may, in its sole discretion, cause the Transfer of such Member’s Shares if the Company determines, in its sole discretion, that the disclosure of this information could adversely affect the Company, the Company’s investors or the Adviser. The right of the Company to cause the Transfer of such Member’s Shares as set forth in the preceding sentence shall be in addition to, and shall not prejudice, any other rights of the Company and/or the Adviser to compulsorily Transfer such Member’s Shares. The Member further agrees to return any information relating to the Company upon the Company’s request therefor.

(vi)       To the extent that the Freedom of Information Act, 5 U.S.C. § 552, (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement would potentially cause the Member or any of its affiliates to disclose information relating to the Company, its affiliates and/or any of the Company’s investments, the Member hereby agrees that it will promptly notify the Company of such requested disclosure, and the Member (a) shall take commercially reasonable steps to oppose and prevent the requested disclosure unless (1) such Member is advised by counsel (which in the case of a Member that is an institutional investor may be in-house counsel regularly employed by such institutional investor) that there exists no reasonable basis on which to oppose such disclosure, (2) the Company does not object in writing to such disclosure within ten (10) Business Days (or such lesser time period as stipulated by the applicable law) of such notice or (3) such disclosure solely relates to Company level, aggregate performance information (i.e., aggregate cash flows, total returns, the year of formation of the Company, and such Member’s own Capital Contribution), and does not include (I) any confidential information relating to individual portfolio entities, (II) copies of the Member’s subscription agreement for Shares and related documents or (III) any other confidential information not referred to in clause (3) above; and (b) acknowledges and agrees that notwithstanding any other provision of this Agreement, the Company may in order to prevent any such potential disclosure that the Company determines in good faith is likely to occur (1) withhold all or any part of the information otherwise to be provided to the Member other than the Company level, aggregate performance information specified in clause (3) above, (2) provide to the Member access to such information only via an Internet website in password protected, non-downloadable- non-printable format, (3) to the maximum extent permitted by law, require the Member to return any copies of any such information provided to it by the Company and/or (4) make any such information available to the Member at the Company’s offices (or, at the request of the Company, the offices of counsel to the Company) or at the office of another third-party that has agreed to keep such information confidential; provided, that the Company shall not withhold any such information if the Member confirms in writing to the Company, based on the advice of counsel, that compliance with the procedures provided for in this Section 13.5(h) is legally sufficient to prevent such potential disclosure. For greater certainty, it is understood that a Member that is subject to FOIA, any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement and that maintains an established policy that was previously provided to the Company in writing, or regular practice with respect to the disclosure of the Company level, aggregate performance information permitted to be disclosed pursuant to clause (3) of this Section 13.5(h)(vi) may disclose such information without prior notice to the Company.

(vii)      Each Member further agrees that the Adviser may, in its sole discretion, keep confidential and not disclose to such Member or any other person any information relating to the Company (including, but not limited to, information that such Member or any other person would be required to disclose pursuant to applicable Disclosure Laws were such Member or such other person to receive such information) if the Adviser determines in its discretion that the disclosure of such information is not in the best interest of the Company or could damage the Company or its business, or if the Company is required by law or by agreement with a third party to keep such information confidential.

(viii)     For purposes of this Section 13.5(h), “information relating to the Company” shall be construed broadly and shall include, without limitation, any information furnished to, or otherwise obtained from the Adviser by, a Member in respect of the Company or their Shares, including, without limitation, information regarding any other Member (including their identity), information regarding existing, past or prospective direct or indirect investments made by or other investment positions and trading activities and strategies of and/or transactions effected directly or indirectly for the Company, the Company’s financial reports and performance reports and correspondence with its Members, and the terms of this Agreement and any other agreement entered into between such Member or its affiliates and the Company, the Adviser or their respective affiliates.

(ix)        Each Member acknowledges and agrees that: (i) the Company and the Adviser would suffer irreparable injury if such Member was to violate any provision of this Section 13.5(h) and monetary damages would not be a sufficient remedy for any such violation and (ii) that in the event that such Member breaches or threatens to breach any provision of this Section 13.5(h), in addition to any other remedies available to the Company in respect of any such breach, the Company and/or the Adviser shall be entitled to specific performance and injunctive or other equitable relief to enforce any and all of the provisions of this Section 13.5(h) and that such Member will not oppose the granting of such relief. The remedies afforded to the Company and the Adviser by this Section 13.5(h) shall be in addition to any and all other remedies available to the Company and the Adviser resulting from such Member’s violation, breach or threatened breach of this Agreement.

(x)        Notwithstanding anything to the contrary in this Agreement, except as reasonably necessary to comply with applicable securities laws, each Member (and such Member’s employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the offering and ownership of the Shares (including the tax treatment and tax structure of any Company transactions) and all materials of any kind (including opinions and other tax analyses) that are provided to such Member relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the US federal or state income tax treatment of (a) the offering and ownership of the Shares and (b) any transactions by the Company, and does not include information relating to the identity of the Company or its affiliates. Nothing in this paragraph shall be deemed to require the Adviser to disclose to you any information that the Adviser is permitted or is required to keep confidential in accordance with this Agreement.

(xi)        Each Member acknowledges that the Company, the Adviser or its affiliates and/or service providers to or agents of the Company or the Adviser may from time to time be required or may, in their discretion, determine that it is advisable to disclose certain information about the Company and its Members including, but not limited to, investments held by the Company or the names and levels of beneficial ownership of Members, to (i) regulatory authorities of certain jurisdictions, which have or assert jurisdiction over the disclosing party or in which the Company directly or indirectly invests, or (ii) any Lender to, counterparty of or service provider to the Adviser or the Company, and each Member hereby consents to such disclosure.

(xii)      Each Member agrees to provide the Company at any time during the term of the Company with such information as the Company determines to be necessary or appropriate to comply with the anti-money laundering laws and regulations of any applicable jurisdiction, or to respond to requests for information concerning the identity of the Members from any governmental authority, self-regulatory organization or financial institution in connection with its anti-money laundering compliance procedures, or to update such information.

(xiii)      Notwithstanding the foregoing, the provisions of this Section 13.5(h) shall not apply to any information that is already in the public domain, and further, each Member shall have the right to make any filings required by applicable law (including, for the avoidance of doubt, filings required by the Exchange Act), and shall be under no obligation to obtain consent of the Company prior to making such filings.

(i)        Fixing the Record Date. In order for the Company to determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, the Board may fix a record date which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, be no more than sixty (60) nor less than ten (10) days prior to the date of such meeting. If the Board so fixes a date, such date shall also be record date for determining the Members entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members shall be the close of business on the day next preceding the day on which notice is give or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(j)        [Reserved]

(k)        Contract Construction; Headings; Counterparts. Whenever the context of this Agreement permits, the masculine gender shall include the feminine and neuter genders (and vice versa), and reference to singular or plural shall be interchangeable with the other. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the other provisions, and the parties intend that this Agreement shall be construed and reformed in all respects as if any such invalid or unenforceable provision(s) were omitted or, at the direction of a court, modified in order to give effect to the intent and purposes of this Agreement. References in this Agreement to particular sections of the Code or the Delaware Act or any other statute shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Captions in this Agreement are for convenience only and do not define or limit any term of this Agreement. It is the intention of the parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an Agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. This Agreement, together with the related Subscription Agreement and any other document entered into by the Company (“Other Agreements”) (if any) between the Company and any Member, shall constitute the entire agreement and understanding among the respective parties to such agreements with respect to the subject matter hereof and thereof, and to the extent of any conflict between this Agreement or a Member’s Subscription Agreement on the one hand, and an Other Agreement of a Member on the other, the terms of such Other Agreement shall control between the Company and such Member. There are no representations, warranties or agreements made by the Company except to the extent set forth in this Agreement, the Subscription Agreements and any such Other Agreement (if applicable). This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement or amendment, as the case may be.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day, month and year first above written.

COMPANY:

ANDALUSIAN CREDIT COMPANY, LLC

By:	/s/ Aaron Kless
Name: Aaron Kless
Title: Chief Executive Officer

[Signature page to LLC Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day, month and year first above written.

MEMBERS:

Each of the Persons who has executed a Subscription Agreement, agreeing to purchase Shares in the Company, to be admitted to the Company as a Member and to be bound by the terms of the Agreement, pursuant to the power of attorney granted hereby and in the Subscription Agreements:

By:	/s/ Aaron Kless
Name: Aaron Kless
Title: Chief Executive Officer, as attorney-in-fact for each of the Members

INITIAL MEMBER:

ANDALUSIAN CREDIT PARTNERS, LLC

By:	/s/ Nicholas Savasta
Name: Nicholas Savasta
Title: Co-Founding Partner

[Signature page to LLC Agreement]

APPENDIX I

Andalusian Credit Company, LLC

Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both singular and plural forms of the terms so defined). Additional defined terms are set forth in the provisions of this Agreement to which they relate.

ACP	As set forth in the introductory paragraph to this Agreement.
Additional Member	As set forth in Section 3.3(b).
Administration Agreement	As set forth in Section 6.3.
Administrator	As set forth in Section 6.3.
Adviser	Andalusian Credit Partners, LLC, a Delaware limited liability company, or any successor thereto.
Affiliate	With respect to the Person to which it refers, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such subject Person. For this purpose, each Officer shall be deemed to be an Affiliate of the Adviser. “Affiliated” shall have the corresponding meaning.
Agreement	As set forth in the introductory paragraph to this Agreement.
Andalusian	Andalusian Private Capital, LP.
Assets	As set forth in Section 4.1(a).
Audit Committee	As set forth in Section 3.4(b)(ii).
BDC	A business development company as defined in Section 2(a)(48) of the Investment Company Act.
Board member	As set forth in Section 3.4(a)(i).
Board or Board of Managers	As set forth in Section 3.4(a)(i).
Business Combination	Shall have the meaning set forth in Section 203 of the Delaware General Corporation Law.
Business Day	Any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to remain closed.

Cap	The Company will pay all initial Organizational and Offering Expenses associated with the private offering of its Shares up to a maximum amount of 1.50% of aggregate Capital Commitments to the Company.
Capital Commitment	With respect to each Member, the amount that such Member commits to contribute to the Company pursuant to such Member’s Subscription Agreement.
Capital Contribution	As set forth in Section 7.2(a).
Catch-Up Purchase	As set forth in Section 3.3(a).
Certificate	As set forth in Section 2.1(a).
CFTC	As set forth in Section 6.1(c)(xix).
Chair of the Board	As set forth in Section 3.4(a)(i).
Code	The United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.
Company	As set forth in the introductory paragraph of this Agreement.
Company Expenses	As set forth in Section 6.1.
Defaulted Commitment	As set forth in Section 7.2(e).
Defaulting Members	As set forth in Section 7.2(e).
Default Remedy Limitations	As set forth in Section 7.2(e)(ii).
Delaware Act	As set forth in Section 2.1(a).
Disclosure Laws	As set forth in Section 13.5(h)(iv).
Drawdown	As set forth in Section 7.2(a).
Drawdown Notice	As set forth in Section 3.3(a).
Drawn Amounts	As set forth in Section 7.2(a).

DRP	The Company intends to adopt a dividend reinvestment program, pursuant to which each Member will receive dividends in the form of additional Shares unless they notify the Company that they instead desire to receive cash. For more information on the DRP, please refer to the Company's PPM.
ERISA	The Employee Retirement Income Security Act of 1974, as amended.
Exchange Act	The U.S. Securities Exchange Act of 1934, as amended.
Financing	As set forth in Section 4.1(a).
FOIA	As set forth in Section 13.5(h)(vi).
Former Members	As set forth in Section 3.2(a).
GAAP	As set forth in Section 13.1(a).
Independent Board Member	As set forth in Section 3.4(a)(viii).
Independent Board Members Committee	As set forth in Section 3.4(b)(i).
Initial Closing Date	November 14, 2023, the first date on which Members’ first Capital Contributions were due to the Company.
Initial Drawdown	As set forth in Section 3.3(a).
Initial Drawdown Date	As set forth in Section 3.3(a).
Initial Investment Period	As set forth in Section 3.3(a).
Initial Member	As set forth in the introductory paragraph of this Agreement.
Interested Member	Any entity or person beneficially owning 15% or more of the outstanding voting Shares of the Company and any entity or person affiliated with or controlling or controlled by any of these entities or persons.
Investment Advisory Agreement	That certain investment advisory agreement pursuant to which the Adviser will act as investment adviser to the Company, as in effect from time to time.

Investment Company Act	The Investment Company Act of 1940, as amended.
Issuer	A corporation or other issuer any of whose interests are beneficially owned (directly or indirectly) by the Company, and any Subsidiaries of such corporation or other issuer.
Lender	(i) Any lender, issuer of letters of credit or provider of other financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors and assigns.
Lender Power	As set forth in Section 4.1(a).
Liability	As set forth in Section 11.2(a).
Liquidity Event	As set forth in Section 8.3.
Marketable Securities	Securities which are traded or quoted on the New York Stock Exchange, American Stock Exchange or the Nasdaq Global Market or on a comparable securities market or exchange.
Member	Any Person who has entered into this Agreement and a Subscription Agreement pursuant to which such Person has agreed to purchase Shares of the Company.
New Class	As set forth in Section 5.1.
Nominating and Corporate Governance Committee	As set forth in Section 3.4(b)(i).
Offering Expenses	Except as otherwise set forth in the PPM, all fees, costs or expenses incurred in connection with the initial offering of Shares, including, without limitation, legal, accounting, printing and other offering costs including those associated with the preparation of the PPM and Company’s registration statement on Form 10. For the avoidance of doubt it is intended that except as otherwise described, this definition of “Offering Expenses” is intended to conform to offering expenses as identified by GAAP.
Officers	As set forth in Section 3.4(c)(ii).

Organizational Expenses	Except as otherwise set forth in the PPM, all fees, costs or expenses incurred in connection with the organization of the Company, including, without limitation, the cost of forming the Company, legal fees related to the creation and organization of the Company, the Company’s related documents of organization and the Company’s election to be regulated as a BDC. For the avoidance of doubt it is intended that except as otherwise described, this definition of “Organizational Expenses” is intended to conform to organizational expenses as identified by GAAP.
Original Agreement	As set forth in the preamble to this Agreement.
Other Agreement	As set forth in Section 13.5(k).
Overhead	As set forth in Section 6.1.
Permitted Uses	As set forth in Section 7.2(c).
Person	Any individual, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, statutory or business trust, cooperative or association or any governmental body or agency, and the heirs, executors, administrators, legal representative, successors and assigns of such Person where the context so permits.
Portfolio Company	Any entity in which the Company holds a Portfolio Investment.
Portfolio Investment	As set forth in Section 4.1(a).
PPM	The Company’s confidential private placement memorandum, dated October 2023, as may be amended or supplemented from time to time, prepared by the Company with respect to the offering of Shares.
Protected Person	As set forth in Section 11.1.
RIC	A regulated investment company as defined in the Code.
SEC	As set forth in Section 3.4(a)(v).

Securities Act	The U.S. Securities Act of 1933, as amended.
Shares	The limited liability company interests.
Specified Agent	Shall mean any agent of any Person that is designated in writing by the Board as an agent of the Company entitled to the protection of Sections 11.1 and 11.2.
Subscription Agreement	The subscription agreement by which any Member agreed to purchase such Member’s Shares.
Subsequent Closing Date	As set forth in Section 3.3(a).
Subsidiary	With respect to any Person, (a) a corporation, 50% or more of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (b) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and the power to control (as defined in the definition of “Affiliate”) such other Person.
Transfer	As set forth in Section 10.1(a).

SCHEDULE A

Schedule of Board members

Name

Joseph M. Otting Bita Ardalan
Alan Frank

A-1

SCHEDULE B

Schedule of Officers

Name	Position(s)
Aaron Kless	Chief Executive Officer
Shamit Grover	Vice President
Terrence W. Olson	Chief Financial Officer
Carl Rizzo Carlos Zuniga	Chief Compliance Officer Secretary

B-1